EXHIBIT 5.1

17 November 2005	Our Ref: IMM/RND/T2171-54737
Walkers
Attorneys-at-Law
P.O. Box 265GT, Mary Street
George Town, Grand Cayman, Cayman Islands
Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
United States of America
Dear Sirs
TRANSOCEAN INC.
We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the filing by Transocean Inc. (the “Company”) of a Post-Effective Amendment No. 3 on Form S-3 to Registration Statements on Form S-4 (Registration No. 333-46374 and Registration No. 333-54668) (the “Registration Statement”) relating to the registration of ordinary shares in the capital of the Company with a nominal or par value $0.01 each issuable upon the exercise of warrants (the “Warrant Shares”) originally issued by R&B Falcon Corporation (“R&B Falcon”) and governed by a Warrant Agreement dated April 22, 1999 originally between R&B Falcon and American Transfer and Trust Company (as amended from time to time, the “Warrant Agreement”) (the “Warrants”), which were subsequently assumed by the Company.
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any document nor upon the commercial terms of the transactions contemplated by any document.
Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that, under the laws

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of the Cayman Islands, the issuance of the Warrant Shares has been duly authorised and when and to the extent that such Warrant Shares are issued upon the exercise of the Warrants in accordance with the terms of the Warrant Agreement, such Warrant Shares will be recognised as having been duly authorised, validly issued, fully paid and non-assessable.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 3 on Form S-3 to Registration Statements on Form S-4. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Yours faithfully
/s/ Walkers
WALKERS

SCHEDULE 1
List of Documents Examined
1.	The Certificate of Registration by way of Continuation of Transocean Offshore Inc. dated 14 May 1999, the Certificate of Incorporation on Change of Name of Transocean Offshore Inc. dated 29 December 1999, the Certificate of Incorporation on Change of Name of Transocean Sedco Forex Inc. dated 9 May 2002, the Memorandum and Articles of Association as certified to be a true and correct copy on 5 July 2005, the minute book, the Register of Members, Register of Directors and Register of Officers and the Register of Mortgages and Charges of the Company as maintained at its registered office in the Cayman Islands and examined by us on 17 November 2005.

2.	The Cause List and Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman as at 10 a.m., Cayman Islands time, on 17 November 2005.

3.	A Certificate of Good Standing dated 16 November 2005 in respect of the Company issued by the Registrar of Companies.

4.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated August 18, 2000 (the “Resolutions”).

5.	A copy of the Warrant Agreement.

SCHEDULE 2
Assumptions
This opinion is given based upon the following assumptions:
1.	The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon of any person are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals.

2.	The minute book, Register of Members, Register of Directors and Register of Officers, Register of Mortgages and Charges, Certificates of Incorporation (including the Certificate of Registration by way of Continuation and Certificates of Incorporation on Change of Name), and Memorandum and Articles of Association of the Company examined by us on 17 November 2005 at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10 a.m., Cayman Islands time, on 17 November 2005, constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

4.	The meeting of the Board of Directors at which the Resolutions were adopted was called and held in accordance with the Articles of Association of the Company.

5.	From the date of the Resolutions, no corporate or other action has been taken by the Company to amend, alter or repeal the Resolutions.